Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER OF FISCAL YEAR 2025 RESULTS

Net Income of $1.90 Million in the September 2024 Quarter, Down 3% from the Sequential
Quarter and Up 8% from the Comparable Quarter Last Year

Net Interest Margin of 2.84% in the September 2024 Quarter, Up 10 Basis Points from the
Sequential Quarter and Down Four Basis Points from the Comparable Quarter Last Year

Loans Held for Investment of $1.05 Billion at September 30, 2024, Unchanged from June 30,
2024

Total Deposits of $863.9 Million at September 30, 2024, Down 3% from June 30, 2024

Non-Performing Assets to Total Assets Ratio of 0.17% at September 30, 2024, Improved from
0.20% at June 30, 2024

Non-Interest Expenses Remain Well Controlled

Riverside, Calif. – October 28, 2024 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the first quarter of the fiscal year ending June 30, 2025.
The Company reported net income of $1.90 million, or $0.28 per diluted share (on 6.86 million average diluted shares outstanding), for the quarter ended September 30, 2024, up eight percent from net income of $1.76 million, or $0.25 per diluted share (on 7.03 million average diluted shares outstanding), in the comparable period a year ago. The increase in earnings was due primarily to a $697,000 recovery of credit losses, in contrast to a $545,000 provision for credit losses in the comparable period a year ago, and a $148,000 increase in non-interest income, partly offset by a $667,000 increase in non-interest expenses (primarily attributable to higher salaries and employee benefits) and a $523,000 decrease in net interest income (primarily attributable to a lower net interest margin and lower interest-earning assets).
"I am pleased with our first quarter fiscal 2025 operating results.  Net interest income has reached an inflection point, increasing by approximately two percent from the prior sequential quarter and was largely the result of an expanding net interest margin.  Credit quality improved from already strong June 30, 2024 levels, and coupled with a shorter estimated life of loans held for investment resulted in a significant recovery from the allowance for credit losses.  Additionally, we almost doubled our stock repurchase activity this quarter from the prior sequential quarter,”

stated Donavon P. Ternes, President and Chief Executive Officer of the Company. “Our business model performs better in a flat or upward sloping yield curve environment and we are gradually transitioning back to less restrictive operating strategies now that the Federal Open Market Committee is implementing looser monetary policy and the inverted yield curve has begun to reverse course," concluded Ternes.
On a sequential quarter basis, the $1.90 million net income for the first quarter of fiscal 2025 reflects a three percent decrease from $1.95 million in the fourth quarter of fiscal 2024. The decrease was primarily attributable to a $568,000 decrease in non-interest income (primarily due to a lower unrealized gain on other equity investments) and a $351,000 increase in non-interest expense (primarily due to an increase in salaries and employee benefits), partly offset by a $685,000 increase in the recovery of credit losses and a $165,000 increase in net interest income (primarily due to an improvement in the net interest margin). The increase in salaries and employee benefits expense was primarily attributable to higher employee compensation and incentive compensation. Diluted earnings per share for the first quarter of fiscal 2025 were $0.28 per share, unchanged from the fourth quarter of fiscal 2024.
Return on average assets was 0.61 percent for the first quarter of fiscal 2025, compared to 0.62 percent in the fourth quarter of fiscal 2024 and 0.54 percent for the first quarter of fiscal 2024. Return on average stockholders’ equity for the first quarter of fiscal 2025 was 5.78 percent, compared to 5.96 percent for the fourth quarter of fiscal 2024 and 5.40 percent for the first quarter of fiscal 2024.
In the first quarter of fiscal 2025, net interest income decreased $523,000, or six percent, to $8.62 million from $9.14 million for the same quarter last year. The decrease in net interest income was due to a lower average balance of interest-earning assets and, to a lesser extent, a lower net interest margin. The average balance of interest-earning assets decreased four percent to $1.22 billion in the first quarter of fiscal 2025 from $1.27 billion in the same quarter last year, primarily due to decreases in the average balance of loans receivable, investment securities and interest-earning deposits. The net interest margin for the first quarter of fiscal 2025 decreased four basis points to 2.84 percent from 2.88 percent in the same quarter last year. The decrease in net interest margin was due to increased funding costs outpacing increased yields on interest-earning assets. The average yield on interest-earning assets increased 43 basis points to 4.63 percent in the first quarter of fiscal 2025 from 4.20 percent in the same quarter last year. In contrast, our average funding cost increased by 52 basis points to 1.97 percent in the first quarter of fiscal 2025 from 1.45 percent in the same quarter last year.
Interest income on loans receivable increased $847,000, or seven percent, to $13.02 million in the first quarter of fiscal 2025 from $12.18 million in the same quarter of fiscal 2024. The increase was due to a higher average loan yield, partly offset by a lower average loan balance. The average yield on loans receivable increased 43 basis points to 4.97 percent in the first quarter of fiscal 2025 from 4.54 percent in the same quarter last year. Adjustable-rate loans of approximately $122.2 million repriced upward in the first quarter of fiscal 2025 by approximately 108 basis points from a weighted average rate of 7.40 percent to 8.48 percent. The average balance of loans receivable decreased $23.5 million, or two percent, to $1.05 billion in the first quarter of fiscal 2025 from $1.07 billion in the same quarter last year. Total loans originated for investment in the first quarter of fiscal 2025 were $28.9 million, up 56 percent from $18.5 million in the same quarter last year, while loan principal payments received in the first quarter of fiscal 2025 were $34.0 million, up 48 percent from $23.0 million in the same quarter last year.
Interest income from investment securities decreased $42,000, or eight percent, to $482,000 in the first quarter of fiscal 2025 from $524,000 for the same quarter of fiscal 2024. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $24.1 million, or 16 percent, to $129.6 million in the first quarter of fiscal 2025 from $153.7 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments and prepayments of investment securities. The average yield on investment securities increased 13 basis points to 1.49 percent in the first quarter of fiscal 2025 from 1.36 percent for the same quarter last year. The increase in the average yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($110,000 vs. $155,000) due to lower total principal repayments ($5.7 million vs. $6.7 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the first quarter of fiscal 2025, the Bank received $210,000 in cash dividends from  the Federal Home Loan Bank (“FHLB’) – San Francisco stock and other equity investments, up 17 percent from $179,000 in the same quarter last year, resulting in an average yield of 8.30 percent in the first quarter of fiscal 2025 compared to 7.53 percent in the same quarter last year. The average balance of FHLB – San Francisco and other equity investments in the first quarter of fiscal 2025 was $10.1 million, up from $9.5 million in the same quarter of fiscal 2024.
Interest income from interest-earning deposits, primarily cash deposited at the Federal Reserve Bank of San Francisco, was $360,000 in the first quarter of fiscal 2025, down $103,000 or 22 percent from $463,000 in the same quarter of fiscal 2024. The decrease was due to a lower average balance, partly offset by a higher average yield. The average balance of the Company’s interest-earning deposits decreased $7.7 million, or 23 percent, to $26.3 million in the first quarter of fiscal 2025 from $34.0 million in the same quarter last year. The average yield earned on interest-earning deposits in the first quarter of fiscal 2025 was 5.35 percent, up three basis points from 5.32 percent in the same quarter last year. The increase in the average yield was due to a higher average interest rate on the Federal Reserve Bank’s reserve balances resulting from increases in the targeted federal funds rate during the comparable periods.
Interest expense on deposits for the first quarter of fiscal 2025 was $2.82 million, an increase of $939,000 or 50 percent from $1.89 million for the same period last year. The increase in interest expense on deposits was attributable to higher rates paid on deposits, partly offset by a lower average balance. The average cost of deposits was 1.27 percent in the first quarter of fiscal 2025, up 47 basis points from 0.80 percent in the same quarter last year. The increase in the average cost of deposits was primarily attributable to an increase in higher cost time deposits, particularly brokered certificates of deposit. The average balance of deposits decreased $59.6 million, or six percent, to $880.6 million in the first quarter of fiscal 2025 from $940.2 million in the same quarter last year.
Transaction account balances or “core deposits” decreased $14.8 million, or two percent, to $599.7 million at September 30, 2024 from $614.5 million at June 30, 2024, while time deposits decreased $9.7 million, or four percent, to $264.2 million at September 30, 2024 from $273.9 million at June 30, 2024. As of September 30, 2024, brokered certificates of deposit totaled $129.8 million with a weighted average cost of 4.95 percent (including broker fees), down $2.0 million or two percent from $131.8 million with a weighted average cost of 5.18 percent at June 30, 2024.
Interest expense on borrowings, consisting of FHLB advances, for the first quarter of fiscal 2025 increased $317,000, or 14 percent, to $2.64 million from $2.32 million for the same period last year. The increase in interest expense on borrowings was primarily the result of a higher average cost and, to a lesser extent, a higher average balance. The average cost of borrowings increased 41 basis points to 4.74 percent in the first quarter of fiscal 2025 from 4.33 percent in the same quarter last year. The average balance of borrowings increased $8.2 million, or four percent, to $220.7 million in the first quarter of fiscal 2025 from $212.5 million in the same quarter last year.
At September 30, 2024, the Bank had approximately $249.2 million of remaining borrowing capacity at the FHLB. Additionally, the Bank has an unused secured borrowing facility of approximately $211.5 million with the Federal Reserve Bank of San Francisco and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. The total available borrowing capacity across all sources totaled approximately $510.7 million at September 30, 2024.
The Bank continues to work with both the FHLB and Federal Reserve Bank of San Francisco to ensure that its borrowing capacity is continuously reviewed and updated in order to be accessed seamlessly should the need arise.
During the first quarter of fiscal 2025, the Company recorded a recovery of credit losses of $697,000 (which included a $39,000 provision for unfunded commitment reserves), in contrast to a $545,000 provision for credit losses recorded during the same period last year and a $12,000 recovery of credit losses recorded in the fourth quarter of fiscal 2024 (sequential quarter). The recovery of credit losses recorded in the first quarter of fiscal 2025 was primarily attributable to a shorter estimated life of the loan portfolio resulting from higher loan prepayment estimates and the decline in the outstanding balance of loans held for investment at September 30, 2024 from June 30, 2024.
Non-performing assets, comprised solely of non-accrual loans with underlying collateral located in California, decreased $490,000 or 19 percent to $2.1 million, which represented 0.17 percent of total assets at September 30, 2024, compared to $2.6 million, which represented 0.20 percent of total assets at June 30, 2024. At both September 30, 2024 and June

30, 2024, non-performing loans were comprised of 10 single-family loans. At both September 30, 2024 and June 30, 2024, there was no real estate owned and no loans past due by 90 days or more that were accruing interest. For the quarters ended September 30, 2024 and 2023, there were no loan charge-offs.
Classified assets were $4.7 million at September 30, 2024, consisting of $634,000 of loans in the special mention category and $4.1 million of loans in the substandard category. Classified assets at June 30, 2024 were $5.8 million, consisting of $1.1 million of loans in the special mention category and $4.7 million of loans in the substandard category.
The allowance for credit losses on gross loans held for investment was $6.3 million, or 0.61 percent of gross loans held for investment, at September 30, 2024, down from the $7.1 million, or 0.67 percent of gross loans held for investment, at June 30, 2024. The decrease in the allowance for credit losses was due primarily to a shorter estimated life and a lower balance of loans held for investment. Management believes that, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at September 30, 2024.
Non-interest income increased by $148,000, or 20 percent, to $899,000 in the first quarter of fiscal 2025 from $751,000 in the same period last year, due primarily to a net fair value adjustment on unsalable loans. On a sequential quarter basis, non-interest income decreased $568,000, or 39 percent, primarily due to a smaller unrealized gain on other equity investments.
Non-interest expense increased $667,000, or 10 percent, to $7.52 million in the first quarter of fiscal 2025 from $6.86 million for the same quarter last year, primarily due to higher salaries and employee benefits, resulting from higher employee compensation, incentive compensation and retirement plan expenses. On a sequential quarter basis, non-interest expense increased $351,000, or five percent as compared to $7.17 million in the fourth quarter of fiscal 2024, due primarily to higher employee compensation and incentive compensation.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the first quarter of fiscal 2025 was 79.06 percent, increasing from 69.32 percent in the same quarter last year and 72.31 percent in the fourth quarter of fiscal 2024 (sequential quarter). The increase in the efficiency ratio during the current quarter in comparison to the comparable quarter last year was due to higher non-interest expense and lower  net interest income, partly offset by higher non-interest income.
The Company’s provision for income taxes was $789,000 for the first quarter of fiscal 2025, up nine percent from $727,000 in the same quarter last year and down two percent from $805,000 for fourth quarter of fiscal 2024 (sequential quarter). The increase during the current quarter compared to the same quarter last year was due to an increase in pre-tax income. On a sequential basis, the decrease in the provision for income taxes was primarily due to a lower net income before income taxes. The effective tax rate in the first quarter of fiscal 2025 was 29.3 percent as compared to 29.2 percent in the same quarter last year and 29.2 percent for the fourth quarter of fiscal 2024 (sequential quarter).

The Company repurchased 93,641 shares of its common stock pursuant to its current stock repurchase program at an average cost of $14.26 per share during the quarter ended September 30, 2024. As of September 30, 2024, a total of 95,475 shares remain available for future purchase under the Company’s current repurchase program, which expires on September 26, 2025.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Tuesday, October 29, 2024 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-800-715-9871 and referencing Conference ID number 3610756.  An audio replay of the conference call will be available through Tuesday, November 5, 2024 by dialing 1-800-770-2030 and referencing Conference ID number 3610756.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse economic conditions in our local market areas or other markets where we have lending relationships; effects of employment levels, labor shortages, inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decreases in the Board of Governors of the Federal Reserve Board (the “Federal Reserve”) benchmark rate and the duration of such levels, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the Federal Reserve monetary policy; the effects of any Federal government shutdown; credit risks of lending activities, including loan delinquencies, write-offs, changes in our ACL, and provision for credit losses; increased competitive pressures; quality and composition of our securities portfolio and the impact of adverse changes in the securities markets; fluctuations in deposits; secondary market conditions for loans and our ability to sell loans in the secondary market; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; expectations regarding key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; results of examinations of us by regulatory authorities, which may the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; use of estimates in determining the fair value of assets, which may prove incorrect; disruptions or security breaches, or other adverse events, failures or interruptions in or attacks on our information technology systems or on our third-party vendors; staffing fluctuations in response to product demand or corporate implementation strategies; our ability to pay dividends on our common stock; environmental, social and governance goals; effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with and furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov.

We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	TamHao B. Nguyen
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Assets
Cash and cash equivalents	$48,193	$51,376	$51,731	$46,878	$57,978
Investment securities - held to maturity, at cost with no allowance for credit losses	124,268	130,051	135,971	141,692	147,574
Investment securities - available for sale, at fair value with no allowance for credit losses	1,809	1,849	1,935	1,996	2,090
Loans held for investment, net of allowance for credit losses of $6,329, $7,065, $7,108, $7,000 and $7,679, respectively; includes $1,082, $1,047, $1,054, $1,092 and $1,061 of loans held at fair value, respectively	1,048,633	1,052,979	1,065,761	1,075,765	1,072,170
Accrued interest receivable	4,287	4,287	4,249	4,076	3,952
FHLB - San Francisco stock and other equity investments, includes $565, $540, $0, $0 and $0 of other equity investments at fair value, respectively	10,133	10,108	9,505	9,505	9,505
Premises and equipment, net	9,615	9,313	9,637	9,598	9,426
Prepaid expenses and other assets	10,442	12,237	11,258	11,583	10,420
Total assets	$1,257,380	$1,272,200	$1,290,047	$1,301,093	$1,313,115

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$86,458	$95,627	$91,708	$94,030	$105,944
Interest-bearing deposits	777,406	792,721	816,414	817,950	825,187
Total deposits	863,864	888,348	908,122	911,980	931,131

Borrowings	249,500	238,500	235,000	242,500	235,009
Accounts payable, accrued interest and other liabilities	14,410	15,411	17,419	16,952	17,770
Total liabilities	1,127,774	1,142,259	1,160,541	1,171,432	1,183,910

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,769,247, 6,847,821, 6,896,297, 6,946,348 and 7,007,058 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	98,711	98,532	99,591	99,565	99,554
Retained earnings	210,853	209,914	208,923	208,396	207,231
Treasury stock at cost (11,460,368, 11,381,794, 11,333,318, 11,283,267 and 11,222,557 shares, respectively)	(180,155)	(178,685)	(179,183)	(178,476)	(177,732)
Accumulated other comprehensive income (loss), net of tax	14	(3)	(8)	(7)	(31)
Total stockholders’ equity	129,606	129,941	129,506	129,661	129,205
Total liabilities and stockholders’ equity	$1,257,380	$1,272,200	$1,290,047	$1,301,093	$1,313,115

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	For the Quarter Ended
	September 30,
	2024	2023
Interest income:
Loans receivable, net	$13,023	$12,176
Investment securities	482	524
FHLB - San Francisco stock and other equity investments	210	179
Interest-earning deposits	360	463
Total interest income	14,075	13,342

Interest expense:
Checking and money market deposits	53	57
Savings deposits	112	38
Time deposits	2,659	1,790
Borrowings	2,635	2,318
Total interest expense	5,459	4,203

Net interest income	8,616	9,139
(Recovery of) provision for credit losses	(697)	545
Net interest income, after (recovery of) provision for credit losses	9,313	8,594

Non-interest income:
Loan servicing and other fees	104	(21)
Deposit account fees	298	288
Card and processing fees	320	353
Other	177	131
Total non-interest income	899	751

Non-interest expense:
Salaries and employee benefits	4,633	4,114
Premises and occupancy	951	903
Equipment	343	287
Professional	426	472
Sales and marketing	173	168
Deposit insurance premiums and regulatory assessments	183	197
Other	814	715
Total non-interest expense	7,523	6,856
Income before income taxes	2,689	2,489
Provision for income taxes	789	727
Net income	$1,900	$1,762

Basic earnings per share	$0.28	$0.25
Diluted earnings per share	$0.28	$0.25
Cash dividends per share	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Interest income:
Loans receivable, net	$13,023	$12,826	$12,683	$12,509	$12,176
Investment securities	482	504	517	524	524
FHLB - San Francisco stock and other equity investments	210	207	210	197	179
Interest-earning deposits	360	379	397	435	463
Total interest income	14,075	13,916	13,807	13,665	13,342

Interest expense:
Checking and money market deposits	53	71	90	72	57
Savings deposits	112	105	97	73	38
Time deposits	2,659	2,657	2,488	2,128	1,790
Borrowings	2,635	2,632	2,573	2,618	2,318
Total interest expense	5,459	5,465	5,248	4,891	4,203

Net interest income	8,616	8,451	8,559	8,774	9,139
(Recovery of) provision for credit losses	(697)	(12)	124	(720)	545
Net interest income, after (recovery of) provision for credit losses	9,313	8,463	8,435	9,494	8,594

Non-interest income:
Loan servicing and other fees	104	142	92	124	(21)
Deposit account fees	298	278	289	299	288
Card and processing fees	320	381	317	333	353
Other	177	666	150	119	131
Total non-interest income	899	1,467	848	875	751

Non-interest expense:
Salaries and employee benefits	4,633	4,419	4,540	4,569	4,114
Premises and occupancy	951	945	835	903	903
Equipment	343	347	329	346	287
Professional	426	327	321	410	472
Sales and marketing	173	193	167	181	168
Deposit insurance premiums and regulatory assessments	183	184	190	209	197
Other	814	757	786	726	715
Total non-interest expense	7,523	7,172	7,168	7,344	6,856
Income before income taxes	2,689	2,758	2,115	3,025	2,489
Provision for income taxes	789	805	620	884	727
Net income	$1,900	$1,953	$1,495	$2,141	$1,762

Basic earnings per share	$0.28	$0.28	$0.31	$0.25	$0.26
Diluted earnings per share	$0.28	$0.28	$0.31	$0.25	$0.26
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended
	September 30,
	2024	2023
SELECTED FINANCIAL RATIOS:
Return on average assets	0.61%	0.54%
Return on average stockholders' equity	5.78%	5.40%
Stockholders’ equity to total assets	10.31%	9.84%
Net interest spread	2.66%	2.75%
Net interest margin	2.84%	2.88%
Efficiency ratio	79.06%	69.32%
Average interest-earning assets to average interest-bearing liabilities	110.34%	110.17%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.28	$0.25
Diluted earnings per share	$0.28	$0.25
Book value per share	$19.15	$18.44
Shares used for basic EPS computation	6,833,125	7,016,670
Shares used for diluted EPS computation	6,863,083	7,027,228
Total shares issued and outstanding	6,769,247	7,007,058

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$22,449	$12,452
Multi-family	5,190	5,113
Commercial real estate	1,260	939
Commercial business loans	50	—
Total loans originated for investment	$28,949	$18,504

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/24	06/30/24	03/31/24	12/31/23	09/30/23
SELECTED FINANCIAL RATIOS:
Return on average assets	0.61%	0.62%	0.47%	0.66%	0.54%
Return on average stockholders' equity	5.78%	5.96%	4.57%	6.56%	5.40%
Stockholders’ equity to total assets	10.31%	10.21%	10.04%	9.97%	9.84%
Net interest spread	2.66%	2.54%	2.55%	2.64%	2.75%
Net interest margin	2.84%	2.74%	2.74%	2.78%	2.88%
Efficiency ratio	79.06%	72.31%	76.20%	76.11%	69.32%
Average interest-earning assets to average interest-bearing liabilities	110.34%	110.40%	110.28%	110.27%	110.17%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.28	$0.28	$0.22	$0.31	$0.25
Diluted earnings per share	$0.28	$0.28	$0.22	$0.31	$0.25
Book value per share	$19.15	$18.98	$18.78	$18.67	$18.44
Average shares used for basic EPS	6,833,125	6,867,521	6,919,397	6,968,460	7,016,670
Average shares used for diluted EPS	6,863,083	6,893,813	6,935,053	6,980,856	7,027,228
Total shares issued and outstanding	6,769,247	6,847,821	6,896,297	6,946,348	7,007,058

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$22,449	$10,862	$8,946	$8,660	$12,452
Multi-family	5,190	4,526	5,865	6,608	5,113
Commercial real estate	1,260	1,710	2,172	4,936	939
Construction	—	1,480	—	—	—
Commercial business loans	50	—	1,250	—	—
Total loans originated for investment	$28,949	$18,578	$18,233	$20,204	$18,504

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	09/30/24	06/30/24	03/31/24	12/31/23	09/30/23
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$23	$26	$31	$31	$33
Allowance for credit losses on loans held for investment	$6,329	$7,065	$7,108	$7,000	$7,679
Non-performing loans to loans held for investment, net	0.20%	0.25%	0.21%	0.16%	0.13%
Non-performing assets to total assets	0.17%	0.20%	0.17%	0.13%	0.10%
Allowance for credit losses on loans to gross loans held for investment	0.61%	0.67%	0.67%	0.65%	0.72%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$2,106	$2,596	$2,246	$1,750	$1,361
Loans 30 to 89 days delinquent	$2	$1	$388	$340	$74

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/24	06/30/24	03/31/24	12/31/23	09/30/23
(Recovery) recourse provision for loans sold	$(3)	$(5)	$—	$(2)	$—
(Recovery of) provision for credit losses	$(697)	$(12)	$124	$(720)	$545
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$—

	As of	As of	As of	As of	As of
	09/30/2024	06/30/2024	03/31/2024	12/31/2023	09/30/2023
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.63%	10.02%	9.70%	9.48%	9.25%
Common equity tier 1 capital ratio	18.36%	19.29%	18.77%	18.20%	17.91%
Tier 1 risk-based capital ratio	18.36%	19.29%	18.77%	18.20%	17.91%
Total risk-based capital ratio	19.35%	20.38%	19.85%	19.24%	19.06%

	As of September 30,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$440	5.85%	$634	5.60%
U.S. government sponsored enterprise MBS	120,128	1.56	143,070	1.48
U.S. government sponsored enterprise CMO	3,700	2.15	3,870	2.19
Total investment securities held to maturity	$124,268	1.59%	$147,574	1.52%

Available for sale (at fair value):
U.S. government agency MBS	$1,185	4.15%	$1,340	3.15%
U.S. government sponsored enterprise MBS	539	6.83	652	5.03
Private issue CMO	85	6.15	98	4.67
Total investment securities available for sale	$1,809	5.04%	$2,090	3.81%
Total investment securities	$126,077	1.64%	$149,664	1.55%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of September 30,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$524,235	4.59%	$521,576	4.24%
Multi-family (5 or more units)	435,782	5.46	457,351	4.86
Commercial real estate	81,169	6.70	87,954	5.96
Construction	2,816	8.99	2,100	9.19
Other	92	5.25	104	5.25
Commercial business loans	1,510	10.01	1,321	10.50
Consumer loans	63	18.50	62	18.50
Total loans held for investment	1,045,667	5.14%	1,070,468	4.66%

Advance payments of escrows	127		125
Deferred loan costs, net	9,168		9,256
Allowance for credit losses on loans	(6,329)		(7,679)
Total loans held for investment, net	$1,048,633		$1,072,170
Purchased loans serviced by others included above	$1,776	5.73%	$10,470	5.18%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of September 30,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$86,458	—%	$105,944	—%
Checking accounts – interest-bearing	249,271	0.04	289,743	0.04
Savings accounts	237,901	0.20	275,119	0.09
Money market accounts	26,051	0.42	31,722	0.36
Time deposits	264,183	3.88	228,603	3.37
Total deposits(2)(3)	$863,864	1.27%	$931,131	0.88%

Brokered CDs included in time deposits above	$129,775	4.95%	$105,600	5.19%

BORROWINGS:
Overnight	$20,000	5.21%	$—	—%
Three months or less	30,000	4.97	40,000	5.60
Over three to six months	40,000	3.98	47,500	3.81
Over six months to one year	27,500	4.38	42,500	5.01
Over one year to two years	117,000	4.74	70,000	4.06
Over two years to three years	—	—	20,000	4.72
Over three years to four years	15,000	4.41	—	—
Over four years to five years	—	—	15,009	4.41
Over five years	—	—	—	—
Total borrowings(4)	$249,500	4.63%	$235,009	4.52%

(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)	Includes uninsured deposits of approximately $124.2 million and $146.1 million at September 30, 2024 and 2023, respectively.
(3)	The average balance of deposit accounts was approximately $34 thousand at both September 30, 2024 and 2023.
(4)
The Bank had approximately $249.2 million and $286.9 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $211.5 million and $185.3 million of borrowing capacity at the Federal Reserve Bank of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at September 30, 2024 and 2023, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	For the Quarter Ended		For the Quarter Ended
	September 30, 2024		September 30, 2023
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,049,131	4.97%	$1,072,609	4.54%
Investment securities	129,571	1.49	153,711	1.36
FHLB - San Francisco stock and other equity investments	10,120	8.30	9,505	7.53
Interest-earning deposits	26,330	5.35	34,043	5.32
Total interest-earning assets	$1,215,152	4.63%	$1,269,868	4.20%
Total assets	$1,245,133		$1,300,152

Deposits(2)	$880,582	1.27%	$940,183	0.80%
Borrowings	220,739	4.74	212,455	4.33
Total interest-bearing liabilities(2)	$1,101,321	1.97%	$1,152,638	1.45%
Total stockholders’ equity	$131,501		$130,542

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $90.7 million and $106.2 million during the quarters ended September 30, 2024 and 2023, respectively; and the average balance of uninsured deposits (adjusted lower by collateralized deposits) of $121.2 million and $138.9 million in the quarters ended September 30, 2024 and 2023, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	09/30/24	06/30/24	03/31/24	12/31/23	09/30/23
Loans on non-accrual status
Mortgage loans:
Single-family	$2,106	$2,596	$2,246	$1,750	$1,361
Total	2,106	2,596	2,246	1,750	1,361

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	2,106	2,596	2,246	1,750	1,361

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$2,106	$2,596	$2,246	$1,750	$1,361

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.